                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

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                                 SCHEDULE 13D
                                (RULE 13d-101)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
              AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                             (AMENDMENT NO.    )(1)
                                           ----

                              MOORE HANDLEY, INC.
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                               (Name of Issuer)


                         COMMON STOCK, $0.10 PAR VALUE
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                        (Title of Class of Securities)


                                   615762 101
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                                (CUSIP Number)

                              MOORE HANDLEY, INC.
           c/o PETER B. COVERT, 3140 PELHAM PARKWAY, PELHAM, AL 35124
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                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                               DECEMBER 31, 1999
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           (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.




                        (Continued on following pages)


                              (Page 1 of 2 Pages)



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        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 615 762 101                  13D      PAGE    2     OF    2    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              WILLIAM RILEY
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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

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  (3)     SEC USE ONLY

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  (4)     SOURCE OF FUNDS*
              PF
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  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

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  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
              NEW JERSEY
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                       (7)     SOLE VOTING POWER
  NUMBER OF                        445,198
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              445,198
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 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

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 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              23.4%
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 (14)     TYPE OF REPORTING PERSON*
              IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        /s/ William Riley
                                        --------------------------------------
                                        William Riley


                                        February 7, 2000